Exhibit 23.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel 403-691-8000

Fax 403-691-8008

www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Precision Drilling Corporation

We consent to the use of:

•
our report dated March 1, 2024 on the consolidated financial statements of Precision Drilling Corporation (the “Entity”) which comprise the consolidated statement of financial position as at December 31, 2023 and December 31, 2022, the related consolidated statements of net earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and the related notes (collectively the “consolidated financial statements”), and
•
our report dated March 1, 2024 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2023 each of which is included in the Annual Report on Form 40-F of the Entity for the fiscal year ended December 31, 2023.

We also consent to the incorporation by reference of such reports in the Registration Statements (Nos. 333-194966, 333-189046, 333-189045, 333-221226, 333-276158) on Forms S-8 of Precision Drilling Corporation.

Chartered Professional Accountants

Calgary, Canada

March 4, 2024

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.